Exhibit 3(b)

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
TEXAS INSTRUMENTS INCORPORATED

TEXAS INSTRUMENTS INCORPORATED, a corporation organized and
existing under and by virtue of the General Corporation Law of the State of
Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Restated Certificate of Incorporation as
heretofore amended is hereby amended as follows:

1. A new Article Seventh, reading as follows, is hereby added to the Restated Certificate of Incorporation:

"SEVENTH: A director of the Company shall not be liable to
the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the
General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any repeal or modification of this Article Seventh by the stockholders of the Company shall not adversely affect any right or protection of a director of the
Company existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification."

2. A new Article Eighth, reading as follows, is hereby added to the Restated Certificate of Incorporation:

"EIGHTH: Action shall be taken by the stockholders only at
annual or special meetings of stockholders and stockholders may not act by written consent."

SECOND: That said amendments have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State
of Delaware.

IN WITNESS WHEREOF, TEXAS INSTRUMENTS INCORPORATED has caused this
Certificate to be signed by Jerry R. Junkins, its President, and attested by
Richard J. Agnich, its Secretary, this 16th day of April, 1987.

TEXAS INSTRUMENTS INCORPORATED

By /s/ JERRY R. JUNKINS
--------------------
Title: President